EXHIBIT 99.1

SJW Group Announces First Quarter 2024 Financial Results

•Delivers $0.36 of diluted earnings per share (EPS), a slight year-over-year decrease of $0.01
•Invests $69 million in infrastructure
•Secures 10.01% Water Cost of Capital Mechanism (WCCM)-adjusted return on equity in California as of January 1, 2024
•Reaffirms 2024 guidance range of $2.68 to $2.78 diluted EPS
•Declares $0.40 cash dividend per share of common stock

SAN JOSE, Calif. – April 25, 2024 – SJW Group (NYSE: SJW) today reported financial results for the first quarter ended March 31, 2024.

"We are pleased with our financial results for the quarter, which demonstrate the strength of our local water operations and the continued successful execution of our proven business strategy,” stated SJW Group Chair, CEO, and President, Eric W. Thornburg. “In the first quarter, we secured approval of a general rate case in Maine and an infrastructure charge in Texas; invested $69 million in maintaining and improving our water supply and infrastructure across our national footprint, putting us on track to meet our 2024 capital expenditures goals; and implemented capital initiatives to drive sustainable operating efficiencies that benefit customers. Additionally, I’m proud to share that USA Today recognized Connecticut Water Company as a Top Workplace USA, making it one of only two water utilities to receive the honor. We intend to build upon this strong start to the year by continuing to invest in our trusted relationships with all key stakeholders, deliver on and advance our capital expenditures plan, and encourage the culture of service that underlies our success."

First Quarter Operating Results
Net income for the quarter ended March 31, 2024 was $11.7 million, a 1% increase compared to $11.5 million in the same quarter last year. Diluted EPS for the quarter ended March 31, 2024 was $0.36, or a 3% decrease compared to $0.37 in the same quarter last year.

Operating revenue for first quarter was $149.4 million, compared to $137.3 million for the same quarter last year. The increase was largely driven by rate increases of $10 million, primarily in California, increases in the infrastructure recovery mechanism in Connecticut, and higher customer usage of $1.8 million driven primarily by weather conditions and the end of California mandatory water conservation requirements, partially offset by $0.8 million due to regulatory mechanism adjustments.

Operating expenses for the quarter ended March 31, 2024 were $121.5 million, up 8% compared to $112.1 million for the same quarter last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $4.8 million compared to the same quarter last year;
•An increase in depreciation and amortization of $2.1 million primarily due to utility plant additions; and
•An increase in administrative and general expenses of $1.4 million.
The effective consolidated income tax rates for the first quarter of March 31, 2024 and 2023 were approximately 16% and 9%, respectively. The higher effective tax rate in the 2024 period was primarily due to the tax deficiencies recorded in the first quarter of 2024 for share-based payments and other discrete tax items.
Capital Expenditures
In the first quarter of 2024, SJW Group invested $69 million in infrastructure and water supply. The company has a capital expenditures budget of $332 million in 2024 and plans to invest more than $1.6 billion in capital over the next five years to build and maintain its water and wastewater operations, including approximately $230 million to install treatment for per- and polyfluoroalkyl substances (PFAS), subject to regulatory approvals and availability of funding.

San Jose Water has begun installation on a $100 million advanced metering infrastructure (AMI) project that was approved by the California Public Utilities Commission (CPUC) in 2022. The project is separate from the general rate case (GRC) capital budget approved by the CPUC. The bulk of the AMI installation will occur between 2024 and 2026 with approximately $27 million expected in 2024.

Rate Activity and Regulatory Updates
California
The CPUC approved San Jose Water's Advice Letter 603 establishing a Group Insurance Balancing Account effective on January 1, 2024. The purpose of the account is to capture the difference between authorized and actual medical, dental, and opt-out insurance costs.
On January 1, 2024, new rates went into effect that included a WCCM-adjusted return on equity (ROE) of 10.01%, less 20 basis points (bps) for use of the Water Conservation Memorandum Account (WCMA), a 5.28% cost of debt, a capital structure of 54.55% equity, and a 7.75% overall rate of return (ROR) including the 20 bps ROE reduction due to the WCMA. Compared to the first quarter of 2023 the ROE was 8.90%, less 20 bps for use of the WCMA, the cost of debt was 6.20%, the capital structure was 53.28% equity, and the overall ROR was 7.53% including the 20 bps ROE reduction due to the WCMA.
On January 2, 2024, San Jose Water filed its 2024 GRC application with the CPUC for new rates spanning 2025 to 2027. The company proposed an increase over current authorized revenues of approximately $55.2 million, or 11.1%, in 2025, approximately $22.0 million, or 4.0%, in 2026, and approximately $25.8 million, or 4.5%, in 2027. San Jose Water is also proposing a 3-year $540 million capital expenditure program focusing on:
•Treating PFAS in drinking water;
•Reducing greenhouse gas emissions through solar generation, energy storage systems, continued electrification of our vehicle fleet, and expansion of our advanced leak detection program; and
•Advancing the CPUC’s Environmental and Social Justice Action Plan by improving access to high-quality water service, climate resiliency, and economic and workforce development.
A decision on the GRC is expected in fourth quarter of 2024 and new rates are anticipated to be effective on January 1, 2025.
On February 2, 2024, San Jose Water, along with three other Class A California water utilities, received approval from CPUC granting a one-year deferment in their 2024 Cost of Capital (COC) filings to May 1, 2025. This deferment, which was granted in response to the water utilities' request for a one-year postponement of their COC filings, alleviates administrative processing costs for both the water utilities and CPUC staff. The approved deferment includes a provision that maintains the WCCM for 2025 and allows it to adjust up or down in accordance with movements of 100 bps or more in the Moody’s Aa Utility Bond Index between October 1, 2023 and September 30, 2024.

Connecticut
On October 3, 2023, Connecticut Water Company (CWC) filed a GRC application with the Connecticut Public Utilities Regulatory Authority (PURA) to amend rates. CWC is requesting a $21.4 million, or approximately 18.1%, increase over current authorized revenues to recover approximately $135 million in drinking water and wastewater infrastructure investment, as well as increased operating and borrowing costs. PURA's current timeline for a final decision in the GRC is June 28, 2024, and any authorized increase in rates would be effective on or about July 1, 2024.

Maine
On January 5, 2024, the Maine Public Utilities Commission (MPUC) approved a stipulation agreement between Maine Water Company (MWC) and the Office of the Public Advocate to settle MWC’s March 2023 rate application in the Biddeford Saco Division. Under the approved agreement, MWC authorized annual revenues will increase by $2.6 million, or 17.6%, effective January 1, 2024. MWC had requested a $2.9 million annual revenue increase in March 2023 to cover the operating expenses and increased borrowing costs of the $60 million Saco River Drinking Water Resource Center that went into service in June 2022.

On March 22, 2024, the MPUC authorized an increase of $158,000 in annualized revenues for projects completed through the Water Infrastructure Charge in the Camden-Rockland Division.

Texas
On January 5, 2024, Texas Water Company (TWC) filed an application with the Public Utilities Commission of Texas (PUCT) to acquire 3009 Water Company, a water system serving approximately 270 water customers in Comal County, Texas. A decision on the application is expected in third quarter of 2024.

On March 21, 2024, the PUCT approved TWC’s application to establish a System Improvement Charge (SIC) for water and wastewater customers. TWC expects the SIC to generate approximately $1.6 million in annualized revenues. The SIC was effective as of the decision date.

Corporate Responsibility Recognition
CWC was recently recognized by USA Today as a Top Workplace USA for 2024, making it one of only two water utilities to be selected for the honor. The award celebrates companies that build a best in-class work environment together by prioritizing employees, creating a people-centered culture and giving employees a voice. The Top Workplaces USA award is based entirely on feedback from an employee engagement survey completed by the employees of participating workplaces.
2024 Guidance Reaffirmed
The company’s 2024 full-year guidance is reaffirmed and includes:
•Net income per diluted common share of $2.68 to $2.78; and,
•Regulated infrastructure investments of approximately $332 million
In addition, we reiterate our non-linear long-term diluted EPS growth of 5% to 7%, anchored off 2022's diluted EPS of $2.43.
When considering the company's 2024 guidance relative to actual results in 2023 of $2.68 diluted EPS, it is important to note that the company's adjustment to income tax reserves in 2023 resulted in an increase of $0.14 per diluted share.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Dividend
The directors of SJW Group have declared a quarterly cash dividend on common stock of $0.40 per share, payable on June 3, 2024, to shareholders of record at the close of business on May 6, 2024. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 80 consecutive years. For 56 consecutive years, SJW Group stockholders have received an increase in their calendar year dividend, which places it in an exclusive group of companies on the New York Stock Exchange.
Financial Results Call Information
Eric W. Thornburg, president, chief executive officer, and board chair, and Andrew F. Walters, chief financial officer and treasurer, will review results for first quarter of 2024 in a live webcast presentation at 11 a.m. Pacific Daylight Time, or 2 p.m. Eastern Daylight Time, on Friday, April 26, 2024.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until July 24, 2024.
About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.
These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
SJW Group Contacts:
Andrew F. Walters
Chief Financial Officer and Treasurer
408.279.7818
Andrew.Walters@sjwater.com

Daniel J. Meaney, APR
Director of Investor Relations
860.664.6016
Daniel.Meaney@ctwater.com

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,
	2024	2023
Operating revenue	$149,382	137,296
Operating expense:
Production Expenses:
Purchased water	26,192	22,418
Power	2,427	2,199
Groundwater extraction charges	12,126	10,359
Other production expenses	11,049	12,043
Total production expenses	51,794	47,019
Administrative and general	25,788	24,344
Maintenance	6,687	6,058
Property taxes and other non-income taxes	8,830	8,401
Depreciation and amortization	28,370	26,296
Total operating expense	121,469	112,118
Operating income	27,913	25,178
Other (expense) income:
Interest on long-term debt and other interest expense	(17,584)	(15,772)
Pension non-service credit (cost)	950	(64)
Other, net	2,651	3,266
Income before income taxes	13,930	12,608
Provision for income taxes	2,231	1,078
Net income	11,699	11,530
Other comprehensive (loss) income, net	(442)	93
Comprehensive income	$11,257	11,623

Earnings per share
Basic	$0.36	0.37
Diluted	$0.36	0.37
Dividends per share	$0.40	0.38
Weighted average shares outstanding
Basic	32,077	30,936
Diluted	32,145	31,041

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
Assets
Utility plant:
Land	$41,415	41,415
Depreciable plant and equipment	4,005,195	3,967,911
Construction work in progress	133,369	106,980
Intangible assets	35,946	35,946
Total utility plant	4,215,925	4,152,252
Less accumulated depreciation and amortization	1,007,078	981,598
Net utility plant	3,208,847	3,170,654

Nonutility properties and real estate investments	13,377	13,350
Less accumulated depreciation and amortization	195	194
Net nonutility properties and real estate investments	13,182	13,156

Current assets:
Cash and cash equivalents	4,542	9,723
Accounts receivable:
Customers, net of allowances for uncollectible accounts of $6,198 and $6,551 on March 31, 2024 and December 31, 2023, respectively	62,649	67,870
Income tax	2,911	5,187
Other	2,199	3,684
Accrued unbilled utility revenue	44,345	49,543
Assets held for sale	40,850	40,850
Prepaid expenses	12,822	11,110
Current regulatory assets	1,850	4,276
Other current assets	5,914	6,146
Total current assets	178,082	198,389
Other assets:
Regulatory assets, less current portion	238,842	235,910
Investments	17,435	16,411
Postretirement benefit plans	34,244	33,794
Other intangible asset	28,386	28,386
Goodwill	640,311	640,311
Other	8,183	8,056
Total other assets	967,401	962,868
Total assets	$4,367,512	4,345,067

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 32,201,216 on March 31, 2024 and 32,023,004 on December 31, 2023	$32	32
Additional paid-in capital	744,621	736,191
Retained earnings	494,249	495,383
Accumulated other comprehensive income	1,349	1,791
Total stockholders’ equity	1,240,251	1,233,397
Long-term debt, less current portion	1,550,298	1,526,699
Total capitalization	2,790,549	2,760,096

Current liabilities:
Lines of credit	210,748	171,500
Current portion of long-term debt	9,002	48,975
Accrued groundwater extraction charges, purchased water and power	17,205	24,479
Accounts payable	34,397	46,121
Accrued interest	19,056	15,816
Accrued payroll	8,818	12,229
Current regulatory liabilities	2,480	3,059
Other current liabilities	21,554	20,795
Total current liabilities	323,260	342,974

Deferred income taxes	239,960	238,528
Advances for construction	141,431	146,582
Contributions in aid of construction	331,869	326,451
Postretirement benefit plans	47,323	46,836
Regulatory liabilities, less current portion	469,953	461,108
Other noncurrent liabilities	23,167	22,492
Commitments and contingencies
Total capitalization and liabilities	$4,367,512	4,345,067